EXHIBIT 24.2
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that the undersigned, Staffan Encrantz, of of 207 Atherton Avenue Atherton, CA 94027 has this 9th day of September, 2008 irrevocably and unconditionally made, constituted and appointed Dennis Leuer, as his true and lawful attorney-in-fact (the "Attorney-in-Fact”) so that he may act singly and individually on behalf of the undersigned, according to the following powers and terms:
1. To enter into, sign, execute and deliver any and all acts, documents, or agreements and to take any and all actions of whatsoever nature and description as any Attorney-in-Fact in his sole discretion deems necessary or desirable to give effect to the filing of the Registration Statement (the “Registration Statement”) of Regian Acquisition Corp., a corporation organized under the laws of the State of Delaware (the “Company”), regarding the initial public offering of shares of the Company and the transactions contemplated thereby, including without limitation:
     (i) Any documents or acts necessary or desirable to give effect to the Registration Statement, including but not limited to executing the Registration Statement on the undersigned’s behalf; and
     (iii) Any agreement signed in the future by the undersigned regarding the filing of the Registration Statement, amendments to any such agreement or Registration Statement, and any other documents and actions necessary or desirable to give effect to such agreements or Registration Statement.
2. To appoint a substitute to carry out all or any of the objects herein authorised and to revoke any such appointment.
The undersigned hereby ratifies and confirms and agrees to ratify and confirm whatsoever any of the said Attorney-in-Fact shall do or purport to do by reason of these presents.
IN WITNESS whereof the foregoing Power of Attorney was made and executed the 9th day of September, 2008.

/s/ Staffan Encrantz
Staffan Encrantz